EXHIBIT 21.1

Jack Henry & Associates, Inc. Subsidiaries

Name	State/Country of Incorporation
Goldleaf Insurance, LLC	Tennessee
JHA Payment Solutions, Inc.	Washington
Towne Services, Inc.	Georgia
iPay Technologies, LLC	Kentucky
Profitstars, LLC	Missouri
JHA Money Center, Inc.	Missouri
Payrailz, LLC	Delaware